Exhibit(h)(5)

                        ADMINISTRATIVE SERVICES AGREEMENT


AGREEMENT dated this 1st day of May, 2000 by and between Scudder High Yield Tax Free Fund, a series of SCUDDER MUNICIPAL TRUST, a Massachusetts business trust (the "Fund"), and KEMPER DISTRIBUTORS, INC., a Delaware corporation ("KDI").

In consideration of the mutual covenants hereinafter contained, it is hereby agreed by and between the parties hereto as follows:

1. The Fund hereby appoints KDI to provide information and administrative services for the benefit of the Fund and its shareholders. In this regard, KDI shall appoint various broker-dealer firms and other service or administrative firms ("Firms") to provide related services and facilities for persons who are investors in the Fund ("investors"). The Firms shall provide such office space and equipment, telephone facilities, personnel or other services as may be necessary or beneficial for providing information and services to investors in the Fund. Such services and assistance may include, but are not limited to, establishing and maintaining accounts and records, processing purchase and redemption transactions, answering routine inquiries regarding the Fund and its special features, assistance to investors in changing dividend and investment options, account designations and addresses, and such other administrative services as the Fund or KDI may reasonably request. Firms may include affiliates of KDI. KDI may also provide some of the above services for the Fund directly.

KDI accepts such appointment and agrees during such period to render such services and to assume the obligations herein set forth for the compensation herein provided. KDI shall for all purposes herein provided be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund. KDI, by separate agreement with the Fund, may also serve the Fund in other capacities. In carrying out its duties and responsibilities hereunder, KDI will appoint various Firms to provide administrative and other services described herein directly to or for the benefit of investors in the Fund. Such Firms shall at all times be deemed to be independent contractors retained by KDI and not the Fund. KDI and not the Fund will be responsible for the payment of compensation to such Firms for such services.

2. For the administrative services and facilities described in Section 1, the Fund will pay to KDI at the end of each calendar month an administrative service fee computed at an annual rate of up to 0.25 of 1% of the average daily net assets of the Fund (except assets attributable to Class S Shares). The current fee schedule is set forth as Appendix I hereto. The administrative service fee will be calculated separately for each class of each series of the Fund as an expense of each such class; provided, however, no administrative service fee shall be payable with respect to Class S Shares. For the month and year in which this Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement is in effect during such month and year, respectively. The services of KDI to the Fund under this Agreement are not to be deemed exclusive, and KDI shall be free to render similar services or other services to others.

The net asset value for each share of the Fund shall be calculated in accordance with the


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provisions of the Fund's current prospectus. On each day when net asset value is not calculated, the net asset value of a share of the Fund shall be deemed to be the net asset value of such a share as of the close of business on the last day on which such calculation was made for the purpose of the foregoing computations.

KDI shall be contractually bound hereunder by the terms of any publicly announced fee cap or waiver of its fee or by the terms of any written document provided to the Board of Trustees of the Fund announcing a fee cap or waiver of its fee, or any limitation of the Fund's expenses, as if such fee cap, fee waiver or expense limitation were fully set forth herein.

Except as provided herein, the terms and provisions of the Agreement shall remain in full force and effect without amendment.

3. The Fund shall assume and pay all charges and expenses of its operations not specifically assumed or otherwise to be provided by KDI under this Agreement.

4. This Agreement may be terminated at any time without the payment of any penalty by the Fund or by KDI on sixty (60) days written notice to the other party. Termination of this Agreement shall not affect the right of KDI to receive payments on any unpaid balance of the compensation described in Section 2 hereof earned prior to such termination. This Agreement may not be amended for any class of any series of the Fund to increase the amount to be paid to KDI for services hereunder above .25 of 1% of the average daily net assets of such class without the vote of a majority of the outstanding voting securities of such class. All material amendments to this Agreement must in any event be approved by vote of the Board of the Fund.

5. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder shall not be thereby affected.

6. Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notice.

7. All parties hereto are expressly put on notice of the Fund's Agreement and Declaration of Trust and all amendments thereto, all of which are on file with the Secretary of The Commonwealth of Massachusetts, and the limitation of shareholder and trustee liability contained therein. This Agreement has been executed by and on behalf of the Fund by its representatives as such representatives and not individually, and the obligations of the Fund thereunder are not binding upon any of the trustees, officers or shareholders of the Fund individually but are binding upon only the assets and property of the Fund. With respect to any claim by KDI for recovery of any liability of the Fund arising hereunder allocated to a particular series or class, whether in accordance with the express terms hereof or otherwise, KDI shall have recourse solely against the assets of that series or class to satisfy such claim and shall have no recourse against the assets of any other series or class for such purpose.

8. This Agreement shall be construed in accordance with applicable federal law and (except as to Section 7 hereof which shall be construed in accordance with the laws of The Commonwealth of Massachusetts) the laws of the State of Illinois.

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IN WITNESS WHEREOF, the Fund and KDI have caused this Agreement to be executed as of the day and year first above written.



SCUDDER MUNICIPAL TRUST, on behalf of,          KEMPER DISTRIBUTORS, INC.
Scudder High Yield Tax Free Fund


By:   /s/John Millette                          By:   /s/James L. Greenawalt
      ----------------                                ----------------------
      John Millette                                   James L. Greenawalt
      Vice President                                  President



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APPENDIX I




SCUDDER HIGH YIELD TAX FREE FUND
FEE SCHEDULE FOR ADMINISTRATIVE
SERVICES AGREEMENT


Pursuant to Section 2 of the Administrative Services Agreement to which this Appendix is attached, the Fund and KDI agree that the administrative service fee will be computed at an annual rate of .25 of 1% (the "Fee Rate") based upon assets with respect to which a Firm other than KDI provides administrative services and .15 of 1% based upon the assets with respect to which KDI provides administrative services.





SCUDDER SECURITIES TRUST, on behalf of,         KEMPER DISTRIBUTORS, INC.
Scudder High Yield Tax Free Fund


By:   /s/John Millette                          By:   /s/James L. Greenawalt
      ----------------                                ----------------------
      John Millette                                   James L. Greenawalt
      Vice President                                  President


Dated:  May 1, 2000

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